EXHIBIT 12
                                         INGERSOLL-RAND COMPANY
                          COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                      (Dollar Amounts in Millions)
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                                             Six Months
                                           Ended June 30              Years Ended December 31,
Fixed charges:                                   2001      2000      1999       1998     1997     1996
  Interest expense........................... $ 141.6  $  286.6  $  204.5   $  225.9 $  137.5 $  120.9
  Amortization of debt discount and expense..     3.2       6.1       6.7        7.0      2.0      1.5
  Rentals (one-third of rentals).............    16.7      28.2      23.9       23.8     23.3     20.3
  Capitalized interest.......................     2.2       4.4       4.0        4.0      3.2      4.6
  Equity-linked security charges.............     8.6      25.6      25.6       19.7      0.0      0.0
Total fixed charges.......................... $ 172.3  $  350.9  $  264.7   $  280.4 $  166.0 $  147.3

Net earnings from continuing operations       $ 112.2  $  546.2  $  563.1   $  481.6 $  367.6 $  342.3
Add: Minority income of majority-
       owned subsidiaries....................    14.1      39.3      29.1       23.5      3.6      1.5
     Taxes on income from continuing
       operations............................    54.4     284.4     307.1      257.6    220.2    196.2
     Fixed charges...........................   172.3     350.9     264.7      280.4    166.0    147.3
Less: Capitalized interest...................     2.2       4.4       4.0        4.0      3.2      4.6
      Undistributed earnings (losses) from
        less than 50% owned affiliates.......     1.0       9.2      27.1       33.8     16.6    (23.6)
Earnings available for fixed charges......... $ 349.8  $1,207.2  $1,132.9   $1,005.3 $  737.6 $  706.3

Ratio of earnings to fixed charges...........     2.03      3.44      4.28       3.59     4.44     4.79
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)................ $   1.9  $   11.7  $   29.3   $   37.0 $   18.7 $   35.2
    Less:  Amounts distributed...............     0.9       2.5       2.2        3.2      2.1     58.8
  Undistributed earnings (losses) from
    less-than 50% owned affiliates........... $   1.0  $    9.2  $   27.1   $   33.8 $   16.6 $  (23.6)

Amounts have been restated to reflect the reclassification within the financial statements for the accounting for the Company's investment in Dresser-Rand Company.

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